Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NGM Biopharmaceuticals, Inc. 2008 Equity Incentive Plan, NGM Biopharmaceuticals, Inc. Amended and Restated 2018 Equity Incentive Plan and the NGM Biopharmaceuticals, Inc. 2019 Employee Stock Purchase Plan of NGM Biopharmaceuticals, Inc. of our report dated March 25, 2019, with respect to the consolidated financial statements of NGM Biopharmaceuticals, Inc. for the years ended December 31, 2017 and 2018, included in the Registration Statement (Form S-1 No. 333-227608) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

April 4, 2019